GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK A Stock Company [489 Fifth Avenue, 28th Floor] [New York, NY 10017] [1-877-723-8723]

Non-Grantor Trust Endorsement

PLEASE READ CAREFULLY

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK (THE “COMPANY”) HAS ISSUED THIS ENDORSEMENT AS PART OF THE CONTRACT AND GUARANTEED LIFETIME WITHDRAWAL BENEFIT (GLWB) RIDER(S) TO WHICH IT IS ATTACHED. ALL PROVISIONS OF THE CONTRACT AND RIDERS THAT DO NOT CONFLICT WITH THE ENDORSEMENT APPLY TO THIS ENDORSEMENT. WHERE THERE IS ANY CONFLICT BETWEEN THE ENDORSEMENT PROVISIONS AND THE CONTRACT AND/OR GLWB RIDER PROVISIONS, THE ENDORSEMENT PROVISIONS PREVAIL.

Capitalized terms that are not defined in this Endorsement are defined or otherwise described in the Contract and/or GLWB Riders to which this Endorsement is attached. The Company does not make any representations nor assume responsibility for any adverse tax consequences resulting from any of the provisions, payments or disbursements made as a result of, or contained in this Endorsement. PLEASE CONSULT A COMPETENT TAX PROFESSIONAL PRIOR TO UTILIZING ANY OPTIONS DESCRIBED BY THIS ENDORSEMENT

THE DEFINITIONS OF THE FOLLOWING TERMS IN THE CONTRACT AND/OR GLWB RIDER(S) WILL BE APPLICABLE TO THIS ENDORSEMENT:

Annuitant (Joint Annuitant) - The person named in the application upon whose life the payout of an annuity is based and who will receive annuity payouts. If a Non-Grantor Trust owns the Contract, the grantor will be the Annuitant unless otherwise indicated in the application. Joint Annuitants may be named in the application or any time before the Annuity Commencement Date, and must be one another’s Spouse as of the Effective Date. If a Joint Annuitant is selected ‘Annuitant’ means the older Joint Annuitant or the sole surviving Joint Annuitant. No Contingent Annuitant may be designated at any time and the Annuitant will be considered the ‘Primary Annuitant’.

Annuity Commencement Date – The Annuity Commencement Date will be either no later than the Annuitant’s 99th birthday or the Payout Election Date.

Covered Person(s) - For purposes of a GLWB Rider, the natural person(s) whose age determines the Guaranteed Annual Withdrawal Percentage (GAW%) and on whose life the Guaranteed Annual Withdrawal Amount will be based, must be the Annuitant. If there are Joint Annuitants, the Joint Guaranteed Annual Withdrawal Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life.

Non-Grantor Trust - A trust where the grantor has relinquished control over assets in the trust and the assets do not form part of the grantor’s estate. A Non-Grantor Trust must be issued a Tax Identification Number (TIN) in order to qualify as a Non-Grantor Trust Owner for the purposes of this Non-Grantor Trust Endorsement.

Owner - The Owner must be the Non-Grantor Trust and all references in the Contract and the GLWB Riders to the life, age or death of the Owner shall pertain to the life, age or death of the Annuitant. If there is any change of ownership under the Contract from a Non-Grantor Trust to a natural person, the original Annuitant and/or Joint Annuitants shall continue to determine any benefits under the Contract and GLWB Riders.

This Endorsement amends the Contract as follows:

Any reference to death of the Owner wherever it appears refers to the death of the Annuitant.

NGTEND-J465-J466-NY

The following provisions in the Contract are replaced with the provisions set out below. All other provisions remain intact and effective as stated in the Contract.

SECTION 2: OWNERSHIP AND BENEFICIARY PROVISIONS

2.01 RIGHTS OF OWNER

The Owner has the sole and absolute power to exercise all rights and privileges in this Contract. Upon the death of the Annuitant, the death benefit provisions section will apply.

2.04 DESIGNATION OF BENEFICIARY

While this Endorsement is effective, the Owner will at all times be the Beneficiary.

2.05 CHANGE OF BENEFICIARY

While this Endorsement is effective, the Owner will at all times be the Beneficiary.

2.06 CONTINGENT BENEFICIARY

While this Endorsement is effective, the Owner will at all times be the Beneficiary.

2.07 DEATH OF BENEFICIARY

While this Endorsement is effective, the Owner will at all times be the Beneficiary.

2.08 SUCCESSIVE BENEFICIARIES

This provision is deleted.

2.09 ANNUITANT

The Owner may name a Joint Annuitant, at any time before the Annuity Commencement Date, who must be the Annuitant’s Spouse as of the Effective Date. No other Annuitant may be designated or changed by the Owner. If there is any change of ownership under the Contract from a Non-Grantor Trust to a natural person, the original Annuitant and/or Joint Annuitants shall continue to determine any benefits under the Contract and GLWB Rider(s).

2.10 CONTINGENT ANNUITANT

The Owner may not designate a Contingent Annuitant.

SECTION 6: DEATH BENEFIT PROVISIONS

6.01 PAYMENT OF DEATH BENEFIT

Upon Due Proof of Death of the Annuitant, death benefits will become payable following the Company’s receipt of a Request. If either of the Joint Annuitants dies the Contract will continue with the single remaining Annuitant as permitted under the Code and other applicable state and federal laws, rules and regulations governing death benefit payments, unless the Owner elects to receive the death benefit. Any death benefits will be paid to the Owner.

The death benefit will be determined as of the date payments commence. The death benefit applicable to this endorsement is as shown on the Contract Data Page.

6.03 DISTRIBUTION RULES

Spousal continuation of the Contract is not applicable under the terms of this Endorsement. Any benefits payable upon the death of the Annuitant, either before or after the Annuity Commencement Date, will be made to the Owner in accordance with permissible distributions allowed under the Code and other applicable state and federal laws, rules and regulations governing death benefit payments. These death benefit provisions will be interpreted and administered in accordance with such requirements.

SECTION 8: GENERAL PROVISIONS

8.11 CONTRACT TERMINATION

The Contract will terminate:

(a) on the date the Contract is surrendered; or

(b) upon the death of the Annuitant, subject to the death benefit provisions of Section 6.01

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SECTION 9: PAYOUT OPTIONS

9.04 PERIODIC WITHDRAWAL OPTION

Periodic withdrawals will cease when the Annuitant dies, subject to the provisions of Section 6.01

The following provisions in the GLWB Rider(s) is replaced with the provisions set out below. All other provisions remain intact and effective as stated in the Rider(s).

SECTION 3: THE GLWB ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE

3.04 DIVORCE DURING GLWB ACCUMULATION PHASE

This provision is deleted.

3.05 DEATH DURING GLWB ACCUMULATION PHASE

If either of the Joint Annuitants die the GLWB Rider will continue with the remaining single Annuitant unless the Owner elects to receive the death benefit. Upon the death of the Annuitant, the Covered Fund Value will be liquidated and will be transferred into the money market Sub-Account(s), or any other fund as approved by the Company, and the death benefit payable under the Contract will be paid. Any death benefits will be paid to the Owner.

SECTION 4: GAW PHASE

4.01 CALCULATION OF GUARANTEED ANNUAL WITHDRAWAL

The GAW is calculated by multiplying the Benefit Base by the GAW%, based on the age of the Covered Person(s) on the Initial Installment Date. If a Request is made to begin Installments, the Company shall compare the current Benefit Base to the current Covered Fund Value on the Initial Installment Date. If the Covered Fund Value exceeds the Benefit Base, the Covered Fund Value shall become the Benefit Base and the GAW shall be based on that amount. The Owner must provide information sufficient for the Company to determine the age of each Covered Person. Installments shall not begin and an Initial Installment Date shall not be recorded until the Company receives appropriate information about the Covered Person(s) in good order and in a manner reasonably satisfactory to the Company.

Single Covered Person: Installments may not begin until a single Covered Person attains age 59.5.

Joint Covered Person: If there are Joint Covered Persons, Installments may not begin until both Covered Persons reach age 59.5. If there are Joint Covered Persons, a Joint GAW% is calculated based on the age of the younger Covered Person. This establishes the Initial Calculation.

Any Distribution taken before the youngest Covered Person attains age 59.5 shall be considered an Excess Withdrawal, pursuant to Section 3.03.

The GAW% schedule for a Single Covered Person and Joint Covered Persons is shown on the Data Page.

The Company may allow Installments that in total over the year are less than the GAW. If the total GAW amount is not taken as Installments, the amount not taken does not increase future GAW amounts.

All Installments and Distributions will be made in accordance with permissible distributions allowed under the Code and other applicable state and federal laws, rules and regulations governing such benefit payments.

4.12 DIVORCE DURING GAW PHASE

This provision is deleted.

4.13 PAYMENTS ON DEATH DURING GAW PHASE

Single Covered Person

If an Annuitant dies after the Initial Installment date without a second Covered Person, the GLWB Rider will terminate and no further Installments will be paid. If the death occurs during the GAW Phase and before the GLWB Settlement Phase, the remaining Covered Fund Value will be liquidated and will be transferred into the Money Market Sub-Account(s), or any other fund as approved by the Company, and distributions will be made in accordance with permissible distributions under the Code and other applicable state and federal laws, rules and regulations governing such benefit payments.

NGTEND-J465-J466-NY

Joint Covered Persons

Upon the death of an Annuitant after the Initial Installment Date, and while a second Covered Person is still living, the surviving Covered Person will continue to receive GAWs based on the election made unless the death benefit was paid. If the death benefit is paid, the GLWB Rider will terminate and no further Installments will be paid. Installments may continue to be paid to the surviving Covered Person based on the GAW% for Joint Covered Persons in Section 5.01. Installments may continue to be paid to the surviving Covered Person based on the GAW% for Joint Covered Persons in Section 5.01. Installments will be made in accordance with permissible distributions under the Code and other applicable state and federal laws, rules and regulations governing such benefit payments. The GLWB Rider will terminate and no further installments will be paid when permissible distributions cease.

SECTION 6: GLWB SETTLEMENT PHASE

6.04 DIVORCE DURING THE GLWB SETTLEMENT PHASE

This provision is deleted.

SECTION 9: RIDER TERMINATION

(a)	the date of death of the Annuitant if there is no surviving Covered Person:
(b)	the date death benefits are paid to the Owner;
(c)	the date there is no longer a Covered Person under the Rider;
(d)	the date the Contract is terminated;
(e)	the date the Benefit Base is reduced to zero prior to the GLWB Settlement Phase due to one or more Excess Withdrawals; or
(f)	the Annuitant’s 99th birthday, if no Installments have been taken;

TERMINATION:

This Endorsement will terminate,

1. upon termination of the Contract,

2. the date the Contract is annuitized,

3. the date death benefits are paid,

4. the date the Contract is surrendered, or

5. the date there is any change of ownership under the Contract from a Non-Grantor Trust to a natural person.

The effective date of this Endorsement is the Effective Date of the Contract to which it is attached, or when the Endorsement is elected, whichever is applicable.

Signed for Great-West Life & Annuity Insurance Company of New York

[ ]	[ ]
[Richard Schultz],	[Andra S. Bolotin],
[Secretary]	[President and Chief Executive Officer]

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